Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 13, 2022, is made by and among Rice Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Rice Acquisition Corp. II (“RONI” and, following the Closing, the “Public Company”), Rice Acquisition Holdings II, LLC (“RONI Holdings”), NET Power, LLC, a Delaware limited liability company (the “Company”), and, certain individuals, each of whom is a member of RONI’s board of directors and/or management (the “Insiders” and collectively, with the Sponsor, the “Sponsor Parties”). Sponsor, RONI, RONI Holdings, the Company and the Insiders shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, RONI, RONI Holdings, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, each Sponsor Party is the record and beneficial owner of the number of RONI Shares and RONI Holdings Common Units set forth opposite his, her or its name on Schedule I hereto (together with any other Equity Interests of RONI or RONI Holdings that such Sponsor Party holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject RONI Equity Interests”);

WHEREAS, as used in this Agreement, “RONI Interest” means, either or both of, (a) one RONI Holdings Class A Unit or one RONI Class B Unit, as applicable, and one RONI Class B Share or (b) one RONI Class A Share, with a RONI Holdings Class A Unit held by or issued to, as the context requires, RONI, as applicable; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) Sponsor and the Insiders will vote in favor of approval of the Business Combination Agreement and the Transactions at any meeting of the stockholders of RONI, (b) Sponsor and the Insiders will agree to be bound by certain restrictions on transfer with respect to its RONI Interests prior to Closing, (c) Sponsor and the Insiders will agree to terminate certain lock-up provisions of that certain letter agreement, dated as of June 15, 2021, by and among Sponsor, RONI and the Insiders (the “Letter Agreement”), (d) Sponsor and the Insiders will agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to their respective RONI Interests (1,575,045 of Sponsor’s RONI Interests, as adjusted for stock splits, stock dividends, stock combination, reorganizations, recapitalizations and the like (collectively, “Adjustments”), the “Extended Lock-up Shares”, and 3,510,643 of Sponsor’s and the Insiders’ RONI Interests, as adjusted for any Adjustments, the “Lock-Up Shares”), as applicable, (e) Sponsor will agree to subject 1,000,000 of its RONI Interests (as adjusted for any Adjustments, the “First Tranche Gross Proceeds Vesting Shares”) to vesting (or forfeiture) on the basis of raising (or failing to raise) an aggregate of at least $300,000,000.00, but less than $397,500,000.00, of gross proceeds raised by the Company in connection with the PIPE Investment and the Permitted Equity Financing (collectively, “Gross Proceeds”), (f) Sponsor will agree to subject 552,536 of its RONI Interests (as adjusted for any Adjustments, the “Second Tranche Gross Proceeds Vesting Shares”) to vesting (or forfeiture) on the basis of raising (or failing to raise) Gross Proceeds in excess of $397,500,000.00, (g) Sponsor will agree to subject 986,775 of its RONI Interests (as adjusted for any Adjustments, the “Trading Price Vesting Shares” and, together with the First Tranche Gross Proceeds Vesting Shares and the Second Tranche Gross Proceeds Vesting Shares, collectively, the “Vesting Shares”) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds during the first three years following the Closing, (h) Sponsor will agree to forfeit 1,000,000 of its RONI Interests (the “Forfeited Shares”) to RONI for cancellation in connection with the Closing and (i) Sponsor and the Insiders will waive any adjustment to the conversion ratio set forth in the Governing Documents of either of RONI or RONI Holdings or any other anti-dilution or similar protection with respect to the RONI Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote; Non-Redemption. The Parties hereby acknowledge and agree that paragraph 1 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto. Without limiting the generality of the foregoing, the Sponsor Parties (severally and not jointly) hereby agree to (i) vote at any meeting of the shareholders of RONI, and in any action by written resolution of the shareholders of RONI, all of their respective Subject RONI Equity Interests in favor of the RONI Stockholder Voting Matters and (ii) not redeem, or submit a request to RONI’s transfer agent or otherwise exercise any right to redeem, any of their respective Subject RONI Equity Interests.

2. Waiver of Anti-dilution Protection. Each of the Sponsor Parties hereby irrevocably (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to their respective Subject RONI Equity Interests set forth in the Governing Documents of RONI and RONI Holdings or any other anti-dilution or similar protection with respect to their respective Subject RONI Equity Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Subject RONI Equity Interests owned by Sponsor set forth in the Governing Documents of RONI or RONI Holdings or any other anti-dilution or similar protection with respect to their respective Subject RONI Equity Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise).

3. Interim Period Lock-up. The Parties hereby acknowledge and agree that paragraph 7 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto. Each of the Sponsor Parties (severally and not jointly) hereby agrees not to, directly or indirectly, at any time prior to the Closing (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject RONI Equity Interests or otherwise agree to do any of the foregoing (each, an “Interim Period Transfer”), (ii) deposit any of his, her or its Subject RONI Equity Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject RONI Equity Interests that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject RONI Equity Interests, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject RONI Equity Interests even if such Subject RONI Equity Interests would be disposed of by a person other than the Sponsor Party or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement; provided, however, that Interim Period Transfers are permitted (a) to RONI’s officers or directors, any Affiliates or family member of any of RONI’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of the Sponsor or any of its Affiliates; (b) in the case of an individual, by gift to a member of one of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales, transfers or forfeitures made in order to facilitate the consummation of the Transactions at prices no greater than the price at which the applicable Subject RONI Equity Interests were originally purchased; and (f) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; provided, further, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Sponsor Party) prior and as a condition to the occurrence of such Interim Period Transfer.

4. Termination of the Existing Post-Closing Lock-up. Each of RONI, the Insiders and Sponsor hereby agrees that, effective as of the consummation of the Closing (and not before), Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“7. Reserved.”

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

5. Post-Closing Lock-up. Other than transfers to Sponsor by the Insiders or vice versa, during the period from the date hereof through the Termination Date (as defined below), Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any RONI Interests or any securities convertible into, or exercisable, or exchangeable for, its RONI Interests; (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any RONI Interests, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (clauses (x) and (y), collectively, “Transfer”); or (z) publicly announce any intention to effect any transaction specified in clause (x) or (y).

a. Subject to the exceptions set forth herein, each Sponsor Party agrees not to Transfer, assign or sell any Lock-up Shares or Extended Lock-up Shares held by it during the Lock-up Period (the “Lock-up”).

b. For purposes of this Section 5 and, as applicable, this Agreement, (i) “Lock-up Period” shall mean (A) with respect to the Extended Lock-up Shares, subject to this Section 5, the period beginning on the Closing Date and ending on the date that is the three-year anniversary of the Closing Date and (B) with respect to the Lock-up Shares, subject to this Section 5, the period beginning on the Closing Date and ending on the date that is the one-year anniversary of the Closing Date; and (ii) “Permitted Transferee” shall mean, with respect to a Sponsor Party or any of its respective Permitted Transferees: (A) the Public Company or any of its Subsidiaries; (B) any Person approved in writing by the board of directors of the Public Company, in its sole discretion; (C) each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); or (D) if such Sponsor Party or Permitted Transferee is a natural Person, any of such Sponsor Party’s Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Permitted Transferee, as applicable, and for the sole benefit of such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (A) through (D), only if such transferee becomes a party to this Agreement.

c. Notwithstanding the provisions set forth in Section 5(a), any Sponsor Party and or its Permitted Transferees may Transfer its Lock-up Shares during the Lock-up Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Public Company or a duly authorized committee thereof or other similar transaction which results in all of Public Company’s stockholders having the right to exchange their shares of common stock (including any RONI Interests exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

d. Notwithstanding the provisions set forth in Section 5(a), (i) to the extent applicable, any exercise by Sponsor of any of its RONI Warrants shall not be deemed a Transfer for purposes of this Section 5 and (ii) the retirement of shares of RONI Class B Shares pursuant to Section [4.3(b)] of the Amended and Restated Certificate of Incorporation of the Public Company, as it may be amended, supplemented or restated from time to time, shall not be deemed a Transfer for purposes of this Section 5.

e. With respect to the Extended Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of a RONI Class A Share (as adjusted for any Adjustments) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing 15 days after the Closing, equals or exceeds (i) $12.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer their Extended Lock-up Shares during the Lock-up Period without restriction under this Section 5 in an amount up to one-third of the Extended Lock-up Shares beneficially owned by Sponsor and its Permitted Transferees, in the aggregate as of immediately following the Closing, during the Lock-up Period without restriction under this Section 5, (ii) $14.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer up to an additional one-third of the Extended Lock-up Shares beneficially owned by Sponsor and its Permitted Transferees, in the aggregate as of immediately following the Closing (i.e., up to two-thirds of the Extended Lock-up Shares, in the aggregate) without restriction under this Section 5, and (iii) $16.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer any of the Extended Lock-up Shares without restriction under this Section 5.

f. With respect to Lock-up Shares, notwithstanding anything contained herein to the contrary, if, following the Closing, the trading share price on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing six months after the date of Closing, equals or exceeds $12.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer their Lock-up Shares during the Lock-up Period without restriction under this Section 5.

g. For the avoidance of doubt, the restrictions set forth in this Section 5 shall be in addition to, and in no way limit or supersede, any restrictions on or requirements relating to the Transfer of the RONI Interests beneficially owned by any Sponsor Party or its respective Permitted Transferees under applicable securities Laws or as otherwise set forth in the Governing Documents of the Public Company and RONI Holdings.

6. Forfeiture and Vesting of Sponsor Units.

a. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the First Tranche Gross Proceeds Vesting Shares shall vest and be released from the provisions set forth in this Section 6 on a pro rata basis, corresponding to Gross Proceeds raised in excess of $300,000,000 up to $397,500,000, in an aggregate amount of First Tranche Gross Proceeds Vesting Shares (rounded up to the nearest whole share) equal to (i) 1,000,000 multiplied by (ii) a ratio, (A) the numerator of which is the lesser of (1) all Gross Proceeds minus $300,000,000.00 and (2) $97,500,000.00, and (B) the denominator of which is $97,500,000.00. Any First Tranche Gross Proceeds Vesting Shares that have not vested in accordance with this Section 6(a) effective immediately after the Closing will be immediately and automatically forfeited to RONI and/or RONI Holdings, as applicable, at 11:59 p.m. New York time on the Closing Date for no consideration and automatically cancelled.

b. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the Second Tranche Gross Proceeds Vesting Shares shall vest and be released from the provisions set forth in this Section 6 if the Gross Proceeds as of the Closing Date exceed $397,500,000.00. Any Second Tranche Gross Proceeds Vesting Shares that have not vested in accordance with this Section 6(b) effective immediately after the Closing will be immediately and automatically forfeited to RONI and/or RONI Holdings, as applicable, at 11:59 p.m. New York time on the Closing Date for no consideration and automatically cancelled.

c. Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the Trading Price Vesting Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 6(c) and bear a restrictive legends to that effect (the “Restrictive Legend”). The Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) as follows if, during the period beginning on the Closing Date and ending the date that is the three-year anniversary of the Closing Date (the “Trading Price Vesting Deadline”), (i) the trading share price on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing 15 days after the Closing, equals or exceeds (A) $12.00 per share, then an amount equal to one-third of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c), (B) $14.00 per share, then an amount equal to an additional one-third of the Trading Price Vesting Shares (i.e., up to two-thirds of the Trading Price Vesting Shares, in the aggregate) shall vest and be released from the provisions set forth in this Section 6(c), and (C) $16.00 per share, then all of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c); or (ii) the Public Company or any of its Affiliates consummates a Sale that will result in the RONI Interests being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of the Public Company in good faith) equal to or in excess of (A) $12.00 per share, then an amount equal to one-third of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) and the remaining two-thirds of the Trading Price Vesting Shares shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled subject to and immediately prior to the closing of such transaction, (B) $14.00 per share, then an amount equal to two-thirds of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) and the remaining one-third of the Trading Price Vesting Shares shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled subject to and immediately prior to the closing of such transaction, and (C) $16.00 per share, then all of the Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 6(c) subject to and immediately prior to the closing of such transaction. The per share prices referenced in this Section 6(c) shall each be adjusted appropriately to reflect the effect of any Adjustment at any time prior to vesting of the Trading Price Vesting Shares pursuant to this Section 6(c) so as to provide the holders of the Trading Price Vesting Shares with the same economic effect as contemplated by this Section 6(c) prior to such event. Any Trading Price Vesting Shares not vested as of 11:59 p.m. New York time on the Trading Price Vesting Deadline shall be immediately and automatically forfeited to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled. For purposes of this Section 6(c), “Sale” means (x) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the RONI Class A Shares are, directly or indirectly, converted into cash, securities or other property or non-cash consideration, excluding any transaction or series of transactions of which the sole purpose is to change the domicile of the Public Company or any other transaction following which the stockholders of the Public Company as of immediately prior to such transactions hold, in the aggregate, directly or indirectly, more than 50% of the voting Equity Interests of the Public Company (or any successor of the Public Company), (y) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Public Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (z) any other transaction or series of transactions that results, directly or indirectly, in the stockholders of the Public Company as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting Equity Interests of the Public Company (or any successor of the Public Company) immediately after the consummation thereof, in the case of each of clause (x), (y) or (z), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Interests or assets, or otherwise.

d. Sponsor agrees that it shall not engage in any Transfer with respect to any Trading Price Vesting Shares until such time as such Trading Price Vesting Shares have vested pursuant to Section 6(c). Notwithstanding the foregoing or anything to the contrary herein, (i) Sponsor (and, for the avoidance of doubt, any Permitted Transferees pursuant to this clause (i)) may Transfer all or any of the Trading Price Vesting Shares to a Permitted Transferee, provided that such transferee shall agree in writing that he, she or it is receiving and holding such Trading Price Vesting Shares subject to the provisions of this Section 6 and (ii) from and after a Transfer pursuant to clause (i) of this sentence, all references to Sponsor in this Section 6 shall include such transferees and shall collectively mean Sponsor (to the extent that it then holds any Trading Price Vesting Shares) and each Permitted Transferee of Trading Price Vesting Shares pursuant to the foregoing clause (i) (in each case, to the extent he, she or it then holds Trading Price Vesting Shares).

e. The Public Company shall use reasonable best efforts to remain listed as a public company on, and for the RONI Class A Shares to be tradable over, NYSE or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Public Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to this Section 6, upon the consummation of a Sale, the Public Company shall have no further obligations under this Section 6(e).

f. At the time that any Trading Price Vesting Shares become vested pursuant to this Section 6, the Public Company shall remove any Restrictive Legend with respect to such Trading Price Vesting Shares.

g. Within thirty (30) days following the Closing Date, Sponsor shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Vesting Shares and, upon such filing, shall thereafter notify the Public Company that Sponsor has made such timely filing and provide the Public Company with a copy of such election.

h. Subject to, and conditioned upon the occurrence of, and effective immediately after the Closing, the Forfeited Shares shall be immediately and automatically forfeited by the Sponsor to the Public Company and/or RONI Holdings, as applicable, for no consideration and automatically cancelled.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement (the date on which such termination occurs, the “Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud, (ii) Sections 8, 9, 10 and 11 (solely to the extent related to Sections 8, 9 and 10) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company, of RONI (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company, and (b) no Affiliate of the Company, of RONI (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and/or beneficial owner of the Subject RONI Equity Interests, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in Sponsor or as a holder and/or beneficial owner of Subject RONI Equity Interests, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of RONI or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of RONI or its Affiliates or as an officer, employee or fiduciary of RONI or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

10. No Third-Party Beneficiaries. Subject to Section 6(e), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11. Incorporation by Reference. Sections 6.5 (Confidential Information), 6.9(a) (Communications; Press Release; SEC Filings), 6.19(b) (Exclusivity), 10.1 (Amendment and Waiver), 10.3 (Assignment), 10.4 (Severability), 10.5 (Interpretation), 10.6 (Entire Agreement), 10.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 10.8 (Non-Survival) and 10.10 (Counterparts; Electronic Delivery) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

Rice Acquisition Sponsor II LLC

By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV
Title:	Chief Executive Officer

RICE ACQUISITION CORP. II

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

RICE ACQUISITION HOLDINGS II, LLC

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham
Title:	Chief Executive Officer

NET Power, LLC

By:	/s/ Ron DeGregorio
Name:	Ron DeGregorio
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

INSIDERS:

By:	/s/ Daniel Joseph Rice, IV
Name:	Daniel Joseph Rice, IV

By:	/s/ Jide Famuagun
Name:	Jide Famuagun

By:	/s/ James Lytal
Name:	James Lytal

By:	/s/ Carrie Fox
Name:	Carrie Fox

By:	/s/ J. Kyle Derham
Name:	J. Kyle Derham

By:	/s/ James Wilmot Rogers
Name:	James Wilmot Rogers

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Sponsor Party	Subject RONI Equity Interests as of the date hereof
Rice Acquisition Sponsor II LLC	2,500 RONI Class A Shares 8,535,000 RONI Class B Shares 100 RONI Holdings Class A Units 8,534,900 RONI Holdings Class B Units
Jide Famuagun	30,000 RONI Holdings Class B Units
James Lytal	30,000 RONI Holdings Class B Units
Carrie M. Fox	30,000 RONI Holdings Class B Units